Exhibit 99.1

Contact:	Investors — Karin Demler, (615) 263-3005
Media — Louise Grant, (615) 263-3106
Corrections Corporation of America Elects
Former Senator Dennis DeConcini to its Board of Directors
NASHVILLE, TENN. - February 13, 2008 - Corrections Corporation of America (NYSE: CXW), the nation’s largest provider of corrections management services to government agencies, announced today that Dennis DeConcini, the former U.S. Senator from Arizona, has been elected as an independent member of CCA’s Board of Directors.
“Senator Dennis DeConcini has a distinguished career serving the state of Arizona and the U.S. government,” said William F. Andrews, chairman of CCA’s Board of Directors. “We are extremely pleased to bring Dennis onto our Board. His extensive knowledge and understanding of government, coupled with his experience with other directorship positions, make him ideally suited to help lead management’s initiatives to enhance government’s utilization of public/private partnership in corrections.”
Senator DeConcini served three terms, from January 1977 through January 1995, representing the State of Arizona in the United States Senate. As Senator, he served on the Senate Appropriations Committee, where he chaired the Subcommittee on Treasury, Postal Service and General Government. He also served on the Subcommittees of Defense, Foreign Operations, Energy and Water Development, and Interior and Related Agencies. Prior to his service as a U.S. Senator, DeConcini served one elected term as the County Attorney for Pima County, Arizona.
Senator DeConcini, age 70, is a partner in the law firm of DeConcini McDonald Yetwin and Lacy in Tucson, Arizona, which he co-founded in 1968. DeConcini also is a Principal in the lobbyist consulting firm Parry, Romani, DeConcini & Lacy P.C. in Washington, D.C.
Senator DeConcini currently serves as a Director of Ceramic Protection Corporation, a publicly traded company listed on the Toronto Stock Exchange. He also is a member of the Arizona Board of Regents, a position to which he was appointed in 2006 by Arizona Governor Janet Napolitano, and serves on the Board of Directors of the National Center for Missing and Exploited Children. Senator DeConcini received his B.A. from the University of Arizona in 1959 and his L.L.D. from there in 1963.
“CCA is strongly committed to finding the best people to lead our company and help our industry become an increasingly valuable component of our nation’s corrections systems. Dennis DeConcini brings the needed government experience and expertise we are seeking, and his vision and leadership on the CCA Board of Directors will benefit our organization greatly in the coming years,” said Andrews.
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10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

About the Company
Corrections Corporation of America is the nation’s largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently operate 65 facilities, including 41 company-owned facilities, with a total design capacity of approximately 78,000 beds in 19 states and the District of Columbia. We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. We also provide health care (including medical, dental and psychiatric services), food services and work and recreational programs.
CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.
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